EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Allison Beach	Joe Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST SEES STRONG BUYER DEMAND IN MULTIPLE HOTEL TRANSACTIONS AND CLOSINGS
DALLAS, February 24, 2026 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (the “Company”) today provided updates on several strategic transactions, highlighting robust buyer demand and significant market activity across its portfolio of upper-upscale hotels. The Company has entered into definitive agreements to sell two properties and has successfully closed on the sales of two previously disclosed transactions.
The Company has received strong interest from buyers on multiple assets, demonstrating the underlying value in its portfolio. These activities support the Company’s ongoing strategy to deleverage, increase liquidity, and improve cash flow.
“We continue to see depth in buyer interest across our portfolio result in strong asset valuations,” said Stephen Zsigray, President and Chief Executive Officer. “Strategic sales continue to be a core component of our plan to reduce leverage and improve cash flow via interest expense and capital expenditure relief. Proceeds from these transactions are primarily used to retire debt, positioning the Company for long-term value creation.”
La Posada de Santa Fe Resort & Spa
The agreement for the 157-room La Posada de Santa Fe Resort & Spa is for $57.5 million or $364,000 per key. The sale is expected to be completed in March 2026 and is subject to normal closing conditions. The Company provides no assurances that the sale will be completed on these terms or at all.

When adjusted for the Company's anticipated capital expenditures of $18 million, the sale price represents a 5.9% capitalization rate on net operating income or a multiple of 15.1 times Hotel EBITDA for the twelve months ended December 31, 2025. Excluding the anticipated capital spend, the combined sale price represents a 7.8% capitalization rate on net operating income or a multiple of 11.5 times Hotel EBITDA for the twelve months ended December 31, 2025.
Hilton St. Petersburg Bayfront
The agreement for the 333-room Hilton St. Petersburg Bayfront is for $96 million or $288,000 per key. The sale is expected to be completed in March 2026 and is subject to normal closing conditions. The Company provides no assurances that the sale will be completed on these terms or at all.
When adjusted for the Company's anticipated capital expenditures of $23 million, the sale price represents a 5.5% capitalization rate on net operating income or a multiple of 16.1 times Hotel EBITDA for the twelve months ended December 31, 2025. Excluding the anticipated capital spend, the combined sale price represents a 6.8% capitalization rate on net operating income or a multiple of 13.0 times Hotel EBITDA for the twelve months ended December 31, 2025.
Closed Transactions: Embassy Suites by Hilton Houston Near the Galleria and Embassy Suites by Hilton Austin Arboretum
Ashford Trust has successfully closed on the previously announced sales of the Embassy Suites by Hilton Houston Near the Galleria and the Embassy Suites by Hilton Austin Arboretum, representing 300 rooms. These transactions generated $27 million in gross proceeds, or $90,000 per key.
When adjusted for the Company's anticipated capital expenditures of $14.5 million, the sale price represents a 1.7% capitalization rate on net operating income or a multiple of 34.5 times Hotel EBITDA for the twelve months ended December 31, 2025. Excluding the anticipated capital spend, the combined sale price represents a 2.7% capitalization rate on net operating income or a multiple of 22.5 times Hotel EBITDA for the twelve months ended December 31, 2025.
Together, these four sales are expected to contribute to more than $2 million in annual cash flow improvement and $55.5 million in future capital expenditure savings based on current mortgage interest rates.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.
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